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Exhibit N

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock Preferred Opportunity Trust (Securities Act Registration No. 333-103745) of our report dated February 21, 2003, relating to the financial statements of BlackRock Preferred Opportunity Trust as of February 18, 2003 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

        We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 17, 2003

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INDEPENDENT AUDITORS' CONSENT